EXHIBIT 10(c)

PERSONAL AND CONFIDENTIAL

October 16, 2006

Michael I. Williams

Interim COO, SVP, CFO, and Asst. Secretary

Dear Mike;

Thank you for all of your hard work and patience during this transition period at Maine & Maritimes Corporation.  We believe that the ongoing actions to stabilize costs and reassess revenue streams will open up opportunities for improving the financial and operational performance of the company, and we look forward to you playing a vital role in MAM’s success.

As a way to recognize your contributions, we wish to provide additional incentive to you to contribute to MAM’s stabilization and future success. This letter agreement provides that, in the event that you remain continuously employed with MAM, any successor to MAM’s business by purchase of substantially all of its assets or at least 51% of the voting equity of MAM, or any affiliate of MAM, through and including November 1, 2007 (“Retention Date”), you will be entitled to a retention bonus of not less than $25,000 (the “Bonus”).  The Bonus paid pursuant to this Agreement will not affect your eligibility for future merit salary increases or promotion based on performance.

Payment of the retention bonus less all appropriate payroll withholdings will occur within seven days from the Retention Date.  In the event the above named employee is involuntarily terminated for cause or voluntarily terminates his/her employment prior to the retention date, no bonus will be paid.  In the event the above named employee is terminated without cause i.e. due to a change in control or work force reduction, the bonus shall be pro-rated accordingly.

 As you can appreciate, an additional and material condition to your being entitled to the Bonus is your keeping the terms of this letter strictly confidential, and the execution of the attached form of release.  If you have satisfied these conditions of the Program as of the Retention Date, the Bonus payment will be added to your salary payment the month after the Retention Date.

You hereby acknowledge and agree that this Agreement is not intended to affect or alter your “at will” status, and that this Agreement does not confer any right to continued employment with MAM or otherwise interfere with its existing right (i) to terminate your employment with or without cause, or (ii) to increase or decrease your compensation (other than the amount of the Bonus).

I am available to answer any questions you may have about this Agreement.  Thank you again for all of your contributions to the continuing success of MAM.

Please sign the counterpart copy of this letter to acknowledge your understanding of and agreement with the terms of this letter.

Sincerely,

/s/ Nathan Grass
Nathan Grass
Interim President and CEO

Acknowledged and agreed:

/s/ Michael I. Williams
Michael I. Williams

Date:	10/25/06